Exhibit 99.1

       GREAT WESTERN LAND & RECREATION REPORTS RESULTS FOR SEASONALLY SLOW
                                  FIRST QUARTER

    --  Looks for Very Strong Year

    --  Sees Sales and Earnings to at Least Double

SCOTTSDALE, Ariz., March 8 /PRNewswire-FirstCall/ -- Great Western Land and Recreation, Inc. (OTC Bulletin Board: GWES), a real estate developer with approximately 10,000 acres of urban and ranch land in various stages of development in the Southwest, today reported results for its first fiscal quarter which traditionally is its seasonally slowest of the year. The company said that a combination of seasonally slow sales and higher operating expenses, mainly to handle higher sales as the year unfolds, caused a net loss available for common stock for the first quarter ended December 31, 2005 of $229,938, or about one cent per share, on 21,315,973 weighted average shares outstanding, compared with a net loss available for common stock of $96,630 in the first quarter a year ago.

"We previously said the first quarter would be soft as usual and that has proven to be the case," said Jay Torok Chairman and CEO. "We expect to continue growing fast on an annual basis as the next three quarters in total should be much stronger than in the previous year and should be a record for both sales and operating earnings."

Torok said real estate sales in the first quarter were $180,468 compared with $907,375 in the comparable period last year. He said that level was due to a couple of factors: "Sales at Wagon Bow Ranch slowed considerably because the ranch had practically sold out its then available lots. Time was needed to bring new subdivisions within the ranch on line. Additionally, this year's quarter does not include sales from the Coventry subdivision, completed in 2005, which represented a significant portion of sales in the first quarter a year ago. Partially offsetting these declines was an increase in condominium sales from units not available in the prior year period."

"We expect fiscal 2006 to be a very strong year. We are experiencing strong demand across all our markets. We have new projects in Houston, such as our two luxury condominium projects in the Galleria area that are seeing strong demand and are close to being sold out. We also will begin construction shortly of the second phase or our Glendale Springs condominiums and our Apache Highlands condominium project in East Mesa, Arizona. Both are in the greater Phoenix area.

"We are undertaking new marketing initiatives in the second quarter that should stimulate sales in what is a busier time of year. We are continuing to see selling prices at Wagon Bow Ranch increase. Our recently established Sage Homes subsidiary has already begun operation, giving us greater control over both construction costs at our various developments and construction schedules. This will, we expect, translate into enhanced financial performance while solidifying our reputation with homebuyers," Torok added.

Torok said selling, general and administrative expenses increased about 19 percent during the quarter to $556,769 from $466,655 in the first quarter last year. The increase was due to staff expansion necessary to manage a greater number of projects internally and to prepare for anticipated growth this year.

Interest expense grew in the first quarter to $126,008 from $80,262 as a result of a $6,500,000 loan to finance further development of the Wagon Bow Ranch project. "Plans for Wagon Bow include the creation of three communities within the ranch's borders as well as the construction of the town of Trout Creek which is anticipated to be built in the middle of the original ranch which consisted initially of about 80 square miles," he added.

He also noted that other income rose to $444,428 in the first quarter from $39,001 in the same period a year earlier. The increase reflected proceeds from the sale of purchase rights to two subdivisions in Houston in settlement of a legal action initiated by the company.

Torok said the company's balance sheet remained solid. Total assets rose to $25.4 million at December 31, 2005 from $23.0 million at September 30, 2005. Cash and equivalents stood at $3.1 million compared with $5.5 million at the end of fiscal 2005. Land held for development and sale stood at $19.7 million at the end of the first quarter, up from $14.8 million at the end of 2005. Torok pointed out that the value of land shown on the balance sheet represents only a portion of the realizable market value of the company's land holdings.

"For example," he said, "six months ago 6,400 acres of Wagon Bow were appraised on a raw land basis for over $19 million. Great Western is developing approximately 8,000 acres within the ranch."

Liabilities at first quarter-end included notes payable of $15.6 million, compared with $13.2 million at the end of 2005. Subordinated debt at the end of the first quarter was $3.6 million, approximately the same as its level at the end of fiscal 2005. Shareholders' equity at first quarter end was $4.2 million vs. $4.5 million at the end of 2005.

Outlook

"The peak home-buying months fall into the second half of our fiscal year and those periods should be our strongest," Torok said. "We are undertaking new sales and marketing initiatives that should stimulate sales at all our projects."

"We should continue to see strong demand in our markets. Although economists are predicting a slow-down in the housing market, our developments are in metropolitan areas likely to continue growing rapidly. Further, we are for the most part focused on housing for segments of the population such as newly formed families, empty nesters and those seeking vacation homes or recreational property, whose housing decisions are least likely to be affected by changing economic conditions. Great Western management is of the opinion that while there is projected slowing of new home sales nationally, we do not believe it will impact Great Western significantly in the markets in which we choose to compete."

"Our current sales and earnings projections for the fiscal year to end September 30, 2006 are that we should at least double those of the previous year," Mr. Torok stated.

About Great Western Land and Recreation

Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. The bulk of Great Western's activity is currently focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov. Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

                     GREAT WESTERN LAND AND RECREATION, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                    December 31,
                                                                        2005
                                                                     (unaudited)
                                                                   ------------
                         ASSETS
Cash and cash equivalents                                          $  3,087,039
Notes and accounts receivable
 (net of allowance of $115,000)                                       1,525,822
Land held for development and sale                                   19,650,228
Receivable from related entities                                         33,976
Property and equipment, net of accumulated
 depreciation of $119,266                                               226,942
Other                                                                   875,841
                                                                   $ 25,399,848
             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Notes payable                                                    $ 15,579,344
  Subordinated debt                                                   3,564,259
  Payable to related entities                                         1,058,586
  Accounts payable and other accrued liabilities                        861,524
  Deferred gain                                                          57,560
    Total liabilities                                                21,121,273

Minority interest                                                        34,915
Stockholders' equity
  Preferred stock, $0.001 par value; 10,000,000 shares
   authorized; 31,319 shares issued and outstanding; 20,000
   additional shares issued, held by a subsidiary and reported
   as treasury shares; liquidation value - $2,419,200                 2,222,369
  Common stock, $0.001 par value; 45,000,000 shares authorized;
   21,315,973 shares issued and outstanding                              21,315
  Additional paid-in capital                                          2,536,655
  Accumulated other comprehensive loss                                     (733)
  Accumulated deficit                                                  (535,946)
    Total stockholders' equity                                        4,243,660
                                                                   $ 25,399,848

                     GREAT WESTERN LAND AND RECREATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                          Three months ended
                                                             December 31,
                                                       ------------------------
                                                          2005          2004
                                                       ----------    ----------
Real estate sales                                      $  180,468    $  907,375
Cost of real estate sales                                 206,503       419,213
  Gross profit (loss) from real estate sales              (26,035)      488,162

Selling, general and administrative expenses              556,769       466,655

  Earnings (losses) from operations                      (582,804)       21,507

Other income (expense)
  Interest expense                                       (126,008)      (80,262)
  Interest income                                          49,778         8,324
  Other income (expense)                                  444,428        39,001
    Total other income (expense)                          368,198       (32,937)

  Income (loss) before minority interests and
   discontinued operations                               (214,606)      (11,430)

Minority interests                                              -             -

  Income (loss) from continuing operations               (214,606)      (11,430)

Loss from discontinued operations                               -       (68,770)

  Net income (loss)                                      (214,606)      (80,200)

Less: preferred stock dividends applicable
 to the period                                            (15,332)      (16,430)

  Net income (loss) available for common
   stock                                               $ (229,938)   $  (96,630)

Net income (loss) per common and common
 equivalent share:
  Basic and diluted:
    Continuing operations                              $   (0.011)   $   (0.001)
    Discontinued operations                                     -        (0.003)
Total                                                  $   (0.011)   $   (0.004)

Weighted average common and common equivalent
 shares outstanding:
    Basic and diluted                                  21,315,973    21,050,888

SOURCE  Great Western Land and Recreation, Inc.
    -0-                             03/08/2006
    /CONTACT: Jay N. Torok, Chairman and CEO of Great Western Land and Recreation, +1-480-949-6007; or Mike Arneth or Woody Wallace, both of The Investor Relations Co., +1-847-296-4200/